Exhibit 99.1

Presentation to the Unsecured Creditors of Six Flags, Inc. and its Subsidiaries Unsecured Creditors Organizational Meeting

Table of Contents Tab Company Overview 1 Restructuring Overview 2

Disclaimer This presentation (the “Presentation”) was produced to provide information to the unsecured creditors of Six Flags, Inc. and its subsidiaries (“Six Flags”, “SFI”, or the “Company”) in connection with the Chapter 11 filing under the United States Bankruptcy Code by Six Flags on June 13, 2009. This Presentation does not constitute an offer to sell or the solicitation of an offer to purchase any securities of Six Flags. Any such offer or solicitation may only be made by means of delivery of the relevant offering and consent solicitation documents, which will contain material information not included herein and shall supersede, amend and supplement this document in its entirety. This document may contain material non-public information and should not be construed as investment advice or a recommendation to purchase or sell any particular security. Market and Industry Data This Presentation includes market, industry and competitor data, forecasts and valuations that have been obtained from independent consultant reports, publicly available information, various industry publications and other published industry sources. Some data are also based on Houlihan Lokey’s good faith estimates, which are derived from Houlihan Lokey’s review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot make any representation as to the accuracy or completeness of such information.

Disclaimer Cautionary Statement Regarding Forward-Looking Information This Presentation may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding the potential restructuring of the Company’s debt and equity securities, the Company’s continued viability, the Company’s operations and results of operations, the Company’s shareholders, and the Company’s customers. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including, among others, the Company’s ability to successfully consummate the proposed restructuring, the Company’s financial condition upon the consummation of any restructuring and the Company’s success in implementing the Company’s business strategy. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following: the failure to successfully consummate a restructuring as described herein; factors impacting attendance, such as local conditions, contagious diseases, such as swine flu, events, disturbances and terrorist activities; accidents occurring at the Company’s parks; adverse weather conditions; competition with other theme parks and other entertainment alternatives; changes in consumer spending patterns; credit market and general economic conditions; pending, threatened or future legal proceedings; and the other factors that are described in “Risk Factors” in the Company’s filings and submissions with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K and our Current Report on Form 8-K filed with the SEC on May 7, 2009. Any forward-looking statement made by us in this Presentation speaks only as of the date of this Presentation. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Neither Houlihan Lokey nor the Company undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Disclaimer Non-GAAP Financial Measures The Company uses “Adjusted EBITDA”, “Modified EBITDA” and “Free Cash Flow” to assess the operating results and effectiveness of its business. These terms presented in this Presentation are supplemental measures of performance that are not required by, or recognized as being in accordance with, United States generally accepted accounting principles (“GAAP”). The Company believes that Adjusted EBITDA, Modified EBITDA and Free Cash Flow provide useful information to investors regarding its operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA, Modified EBITDA and Free Cash Flow are used by many investors, analysts and rating agencies as a measure of performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow are not defined by GAAP and should not be considered in isolation or as alternatives to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or any other financial data prepared in accordance with GAAP or as an indicator of its operating performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow as defined in this Presentation may differ from similarly titled measures presented by other companies. This information should be read in conjunction with the consolidated statements of operations and statements of cash flows contained in the Company’s Consolidated Financial Statements, which are included in its filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K. Adjusted EBITDA is defined as Six Flags’ net income (loss) before cumulative effect of changes in accounting principles, discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets, interests of third parties in the Adjusted EBITDA of four parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007), plus the Company’s interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark (“HWP”) and dick clark productions, inc (“dcp”). Modified EBITDA is defined as Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the four parks that are less than wholly owned less the Company’s interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp. Free Cash Flow is defined as Adjusted EBITDA excluding (i) cash interest expense (net) and debt issuance costs, dividends and taxes paid in cash and (ii) capital expenditures, net of property insurance recoveries. For the analyses included herein, Modified EBITDA, Adjusted EBITDA and Free Cash Flow all exclude the costs of the change in corporate management that occurred in December 2005 (approximately $13.9 million recognized as expense in 2006). Adjusted EBITDA, Modified EBITDA and Free Cash Flow have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. For example, Adjusted EBITDA: excludes certain tax payments that may represent a reduction in cash available; does not reflect any cash capital expenditure requirements for assets being depreciated and amortized that may have to be replaced in the future does not reflect significant interest expense, or cash requirements necessary to service interest or principal payments on the Company’s debts. Additionally, Adjusted EBITDA, Modified EBITDA and Free Cash Flow do not reflect changes in or cash requirements for working capital. Certain of these items can represent a reduction of cash that could be used for other corporate purposes. Because of these limitations investors should rely primarily on the Company’s GAAP results and use Adjusted EBITDA, Modified EBITDA and Free Cash Flow only as supplemental information. The Company uses non-GAAP measures such as Adjusted EBITDA, Modified EBITDA and Free Cash Flow. Reconciliations of these measures to GAAP are available in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on June 26, 2009 and the reconciliations are also available on the Company’s website.

Company Overview

Company Overview Business Description Six Flags, Inc. (“Six Flags,” “SFI” or the “Company”) is the largest regional theme park operator in the world. As demonstrated on the following page, the Company currently operates 20 family-oriented amusement and water parks throughout the United States, Canada and Mexico. During 2008, total park attendance was approximately 25.3 million. The Company’s parks offer a broad array of family-friendly entertainment, including traditional and state-of-the-art thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and retail outlets. In the aggregate, Six Flags’ parks contain more than 800 rides, including over 120 roller coasters, making it the leading provider of “thrill rides” in the industry. Through an exclusive, long term license agreement with Time Warner Inc., Six Flags utilizes certain Warner Bros. and DC Comics characters within its theme parks. Characters include Bugs Bunny, Daffy Duck, Tweety Bird, Yosemite Sam, Batman, Superman, among others. In addition, the Company has certain rights to use the Hanna-Barbera and Cartoon Network characters, including Yogi Bear, Scooby-Doo, The Flintstones and others, as well as rights related to The Wiggles and Thomas the Tank Engine and Friends. Six Flags uses these characters to market its parks and to provide an enhanced family-oriented entertainment experience. The licenses include the right to sell merchandise featuring the characters at the parks, and to use the characters in the Company’s advertising, as walk-around characters and in themes for rides, attractions and retail outlets.

Six Flags, Inc.

Company Overview

Geographic Footprint

- As demonstrated below, the Company's parks are located in diverse markets across North America.



Six Flags Discovery Kingdom
Six Flags St. Louis
Six Flags Great America
Six Flags Great Escape Lodge & Indoor Waterpark
The Great Escape & Splashwater Kingdom
Six Flags New England
Six Flags Great Adventure
Six Flags Hurricane Harbor
Six Flags Wild Safari
Six Flags America
Six Flags Over Georgia
Six Flags White Water
Six Flags Magic Mountain
Six Flags Hurricane Harbor
Six Flags Fiesta Texas
Six Flags Over Texas
Six Flags Hurricane Harbor
Six Flags Kentucky Kingdom
Six Flags' other North American parks are La Ronde (in Montreal) and Six Flags Mexico (in Mexico City). Neither park is owned by a debtor affiliate.
Denotes park owned by non-debtor affiliate of Six Flags, Inc.

HOULIHAN LOKEY | 7

Company Overview Recent Operational Initiatives and Improvements In late 2005/early 2006, a newly installed Board of Directors of Six Flags replaced senior management. Since then, under the direction of Mark Shapiro (CEO), the Company has initiated a number of operational and financial performance improvements. Initiatives to date have included the following: 2006 2007 Improve the guest experience by focusing on guest service and the overall appearance and cleanliness of the parks Increase Total Revenue Per Capita, including partnering with well known brand names such as Papa John’s and Cold Stone Creamery Build a corporate alliance team 2007 2008 Implement a capital plan designed to broaden the family offerings in its parks, such as Wiggles Worlds, Thomas the Tank Engine attractions, Cirque Coobrila and Tony Hawk Spinning Coasters Implement staffing initiatives to improve recruiting, training, retention and efficiency, designed to further improve the guest experience Continue to grow Total Revenue Per Capita including partnering with additional well known brand names such as Johnny Rockets and Kodak Invest in IT infrastructure designed to not only improve systems, such as ticketing, point of sale and its website, but also to improve its ability to offer more diverse entertainment and generate new revenue streams (e.g., Six Flags TV and radio) 2008 Launch a new attraction program with seven coasters for seven parks Add Wiggles Worlds and Thomas the Tank Engine attractions to more of its parks Implement a reduced, more efficient and targeted marketing plan, with more online focus and concentrated spending in the early portion of the season Reduce operating expenses through a decrease in full time employees, seasonal labor savings as a result of the expansion of the 2007 staffing initiatives to additional parks, and removal of inefficient rides and attractions Continue to grow Total Revenue Per Capita through increased guest spending as well as sponsorship and international licensing opportunities

Revenue Diversification Six Flags has increased sponsorship, licensing and other fees from approximately $16.0 million at the time new management was installed in 2006 to approximately $56.9 million for the LTM period ending March 31, 2009. In terms of Licensing Revenues, Six Flags partnered with Tatweer with plans to develop Six Flags Dubailand, a thrill ride theme park in Dubai. Company Overview Selected Six Flags Corporate Alliances 2006 – LTM 3/31/09 Revenue Breakdown (in mm)

Company Overview Recent Financial Performance Set forth below is the Company’s recent financial performance. Source: Six Flags, Inc.. (1) Constitutes operating costs and expenses excluding depreciation, amortization, stock-based compensation, loss on disposal of assets and non-recurring restructuring costs related to the management change that occurred in late 2005 and early 2006 (approximately $13.9 million in 2006). Recent Financial Performance ($ in mm) LTM 2006 2007 2008 3/31/2009 Revenues: Ticket Revenue $522.7 $524.2 $534.8 $526.9 In-Park Revenue 393.8 408.0 427.5 421.2 Sponsorship, Licensing & Other 25.7 38.6 59.0 56.9 Total Revenue $942.2 $970.8 $1,021.3 $1,005.0 Cost of Sales 80.0 81.5 86.4 85.1 Gross Profit $862.2 $889.4 $934.9 $919.9 Gross Margin % 91.5% 91.6% 91.5% 91.5% Cash Operating Expenses (1) 623.0 661.5 627.4 621.9 As % of Revenues 66.1% 68.1% 61.4% 61.9% Modified EBITDA $239.2 $227.8 $307.5 $298.0 Modified EBITDA Margin 25.4% 23.5% 30.1% 29.7% Min Int In Earnings - EBITDA (44.4) (38.2) (32.2) (30.6) Adjusted EBITDA $194.8 $189.6 $275.3 $267.4 Fiscal Year Ended

Company Overview Recent Financial Performance (continued) Following a cumulative Revenue increase of approximately 8.4% between 2006 and 2008, Revenue declined by approximately 1.6% for the LTM period ending March 31, 2009 compared to full year 2008. Total Revenue Per Capita1, a key driver to Revenue growth, increased from $37.93 to $40.30 between 2006 and 2008, but has declined to $40.01 for the LTM period ending March 31, 2009. 2008 Adjusted EBITDA reached $275.3 million, representing a year-over-year growth of approximately 45.2%. However, Adjusted EBITDA for the LTM period ending March 31, 2009 of $267.4 million represents a decline of 2.8% compared with full year 2008. Consolidated Financial Performance Attendance / Total Revenue Per Capita (1) Total Revenue Per Capita = Total Revenue, including licensing, sponsorship and other revenue divided by attendance. 24.8 24.9 25.3 25.1 $37.93 $38.99 $40.30 $40.01 20.0 21.0 22.0 23.0 24.0 25.0 26.0 FY 2006 FY 2007 FY 2008 LTM 3/31/09 $28.00 $32.00 $36.00 $40.00 $44.00 $48.00 Attendance (in millions) Total Revenue Per Capita $942.2 $970.8 $1,021.3 $1,005.0 $194.8 $189.6 $275.3 $267.4 20.7% 19.5% 27.0% 26.6% $0.0 $200.0 $400.0 $600.0 $800.0 $1,000.0 $1,200.0 FY 2006 FY 2007 FY 2008 LTM 3/31/09 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% Revenue Adjusted EBITDA Adj. EBITDA Margin

Six Flags, Inc.

Company Overview

Recent Financial Performance (continued)

- The relatively high level of necessary cash costs, including annual interest expense and capital expenditures, versus Adjusted EBITDA of approximately $267.4 million for the LTM period ending March 31, 2009, has resulted in a swing back to negative cash flow prior to debt amortization.

Free Cash Flow After Debt Amortization

($ in mm)	Year Ending December 31,				LTM
	2005	2006	2007	2008	3/31/2009
Adjusted EBITDA[1]	**$261.5**	**$194.8**	**$189.6**	$275.3	**$267.4**
Cash Interest (Net)	(178.9)	(187.6)	(196.4)	(157.5)	**(172.7)**
Capital Expenditures (Net)	(162.3)	(101.1)	(114.1)	(90.3)	**(97.1)**
PIERS Cash Dividends[2]	(20.8)	(20.8)	(20.8)	(5.2)	**0.0**
Cash Paid for Debt Issuance Costs	(5.5)	(3.0)	(19.1)	(9.7)	**(9.7)**
Cash Taxes	(4.9)	(4.7)	(5.0)	(7.0)	**(6.2)**
Free Cash Flow	**($111.0)**	**($122.4)**	**($166.0)**	**$5.6**	**($18.3)**
Debt Amortization[3]	(8.5)	(8.5)	(8.5)	(8.5)	**(8.5)**
Free Cash Flow After Debt Amortization	**($119.5)**	**($130.9)**	**($174.5)**	**($2.9)**	**($26.8)**
Adj. EBITDA/ Net Interest Exp.[4]	**1.5x**	**1.0x**	**1.0x**	**1.7x**	**1.5x**
(Adj. EBITDA-CapEx)/Net Interest Exp.[4]	**0.6x**	**0.5x**	**0.4x**	**1.2x**	**1.0x**

(1) Excludes non-recurring restructuring costs related to the management change that occurred in late 2005 and 2006 (approximately $12.6 million in 2005 and $13.9 million in 2006).

(2) The Company announced beginning in May 2008 that dividends payable on the PIERS would be accrued rather than paid in cash. The accrued dividends are required to be paid in cash at the mandatory redemption date of the PIERS on August 15, 2009.

(3) For purposes of this analysis, debt amortization is shown under the terms of the Term Loan which the Company entered into in May 2007. The annual required debt amortization under the Term Loan is $8.5 million.

(4) For purposes of this analysis, Cash Interest is on a net basis.

HOULIHAN LOKEY | 12

Company Overview Recent Developments On April 17, 2009, following several months of discussions with individual SFI noteholders, Six Flags commenced an offer to exchange the outstanding SFI Notes1 and PIERS into 85% and 10%, respectively, of Common Equity, with existing shareholders retaining 5% of the Common Equity (the “Exchange Offer”). The Company extended the minimum tender deadline, which provided additional time for the Company and its Board to evaluate restructuring alternatives in light of the low participation rate, unfavorable performance trends, and potential liquidity and covenant concerns. The Exchange Offer failed to meet the 95% acceptance requirement by the June 12, 2009 deadline. The Company owns its Six Flags Over Texas and Six Flags Over Georgia parks through legacy limited partnership structures, pursuant to which limited partners have certain rights to put their limited partnership interests each April. Historically, the amounts of limited partnership interests put to the Company have been very low. A significantly higher than historical amount of Partnership Park “puts” were received in April 2009 ($66 million) and were required to be funded by May 15, 2009. An agreement was reached with Time Warner to provide a $52.5 million loan to enable Six Flags to fund the 2009 Partnership Park “put” obligations. Under the terms of the agreement, the cash flow generated from the Partnership Parks for the next approximately two-and-a-half years, will be used to service the Time Warner loan. (1) Six Flags, Inc. Notes due 2010, 2013, 2014 and 2015, collectively the “SFI Notes”.

Company Overview Recent Developments (continued) Through June 22, 2009, year-over-year attendance was down approximately 800,000, with a significant portion of the decline directly attributed to Six Flags Mexico, and Six Flags parks located in Texas and the Northeast. During April 2009, Six Flags Mexico was closed for approximately 2 weeks by order of the Mexican government, in an effort to minimize the spread of the H1N1 virus (i.e. “Swine Flu”). In addition to the Mexico park, attendance at the Company’s parks in Texas (Dallas and San Antonio) have suffered due to Swine Flu concerns as well. The attendance at our Northeast parks has been adversely impacted by weather in 2009. Trends to-date and full year expectations for certain aspects of the business are noted below: Year-to-date softness in attendance trends, primarily due to swine flu concerns, bad weather and lower group sales, possibly reflecting the current challenging economic environment; Year-to-date softness in in-park spending trends (excluding currency impact) due, in part, to mix of season-pass versus daily ticket holders, as well as economic factors; Reduction in earnings from foreign currency exchange rate impacts at Mexico and Montreal parks; Expected full year decline in Sponsorship and Licensing Revenue; and Expected full year, primarily non-discretionary, cost increases after significant cost reductions in 2008.

Company Overview Decline in Attendance Set forth below is a comparison of YTD 2009 and 2008 actual cumulative attendance. Year-over-year cumulative attendance is down approximately 800,000 through June 22, 2009, with attendance falling below the prior year every week since the week ending April 26, 2009. Cumulative Attendance Comparison1 Shown for the period April 5, 2009 through June 22, 2009. 100 K 200 K 300 K 400 K 500 K 600 K 700 K 800 K 900 K 1,000 K 1,100 K 1,200 K 4/5 4/12 4/19 4/26 5/3 5/10 5/17 5/24 5/31 6/7 6/14 6/21 Week Ending Weekly Attendance 1.0 M 2.0 M 3.0 M 4.0 M 5.0 M 6.0 M 7.0 M 8.0 M 9.0 M 10.0 M Year To Date Attendance WTD 2009 WTD 2008 YTD 2009 YTD 2008 4/5 - Flat Attendance 6/21 - Down approx 800K (1)

Company Overview Decline in Per Capita Guest Spending1 Set forth below is a comparison of YTD 2009 and 2008 actual Per Capita Guest Spending. Year-over-year Per Capita Guest Spending on a constant currency basis is down approximately 3.0% as shown below. Constant currency Per Capita Guest Spending has been below prior year every week since May 10, 2009 with the exception of the Father’s Day shift of June 14, 2009 to June 21, 2009. (1) Per Capita Guest Spending = ticket + in-park revenues divided by attendance (2) Shown for the period April 5, 2009 through June 22, 2009. Consolidated Performance (constant currency)2 $32.50 $33.50 $34.50 $35.50 $36.50 $37.50 $38.50 $39.50 $40.50 $41.50 4/5 4/12 4/19 4/26 5/3 5/10 5/17 5/24 5/31 6/7 6/14 6/21 Week Ending Weekly Per Cap $35.00 $35.50 $36.00 $36.50 $37.00 $37.50 $38.00 $38.50 $39.00 $39.50 Year To Date Per Cap 2009 2008 YTD 2009 YTD 2008

Company Overview Potential 2009 Adjusted EBITDA Due to the year-to-date trends previously discussed, 2009 Adjusted EBITDA is likely to be significantly below 2008. Potential 2009 Adjusted EBITDA (1) Reflects attendance shortfall of approximately 800,000. (2) Reflects decline in Per Capita Guest Spending of approximately 2.0%, excluding FX impacts. Attendance Decline $200 0 600,000 800,000 1,000,000 1,200,000 1.5% $210.0 $203.0 $196.0 $189.0 2.0% $205.0 $198.0 $191.0 $184.0 2.5% $200.0 $193.0 $186.0 $179.0 3.0% $195.0 $188.0 $181.0 $174.0 3.5% $190.0 $183.0 $176.0 $169.0 Per Capita Guest Spend Decline Potential 2009 Adjusted EBITDA tential 2009 Adjusted EBITDA

($ in millions) 2008 SFI Adjusted EBITDA $275.3 Adjustments: Increased EBITDA from Additional Partnership Park Units $5.7 Increased Costs (13.0) Reduced Sponsorship & Licensing Revenue (15.0) Foreign Currency Exchange Rate Impact (Mexico & Montreal) (7.0) Attendance Decline versus 2008 (28.0) 1 Per Capita Spend Decline versus 2008 (18.0) 2 Total Adjustments ($75.3) Potential 2009 SFI Adjusted EBITDA $200.0 Sensitivity Keys: 100,000 Attendees equals approximately $3.5 million in Adj. EBITDA 1% Per Capita Spending equals approximately $10 million in Adj. EBITDA

Six Flags, Inc.

Company Overview

Capital Structure

- As shown below, the Company is burdened by a significantly over-leveraged capital structure.

Six Flags, Inc. Pro Forma Capital Structure as of March 31, 2009[1]

($ in mm)	Maturity	Interest Rate	Pro Forma as of 31-Mar-09	Debt / 2009 Potential Adj. EBITDA[2]
Six Flags Theme Parks Inc.				
$275.0mm Revolver	3/31/13	L+2.50%	$242.7	1.2x
$850.0mm Term Loan Facility	4/30/15	L+2.25%	835.1	5.4x
Total SFTP Debt			**$1,077.8**	**5.4x**
Six Flags Operations Inc.				
12.25% Senior Notes	7/15/16	12.250%	$412.8	7.5x
Six Flags, Inc.				
8.875% Senior Notes	2/1/10	8.875%	131.0	11.5x
9.75% Senior Notes	4/15/13	9.750%	142.4	11.5x
9.625% Senior Notes	12/1/14	9.625%	314.5	11.5x
4.5% Convertible Notes	11/15/15	4.500%	213.9	11.5x
Time Warner Debt	3/15/11	14.000%	52.5	11.7x
Other[3]			19.5	11.8x
Total SFI/SFO Debt			**$1,286.7**	**11.8x**
Total Debt			**$2,364.4**	**11.8x**
PIERS Preferred Stock[4]	8/15/2009	7.250%	$307.9	13.4x
Debt including PIERS			**$2,672.3**	**13.4x**

(1) *Pro Forma after giving effect to the Time Warner Partnership Park Put Financing, funded on May 15, 2009.*
(2) *Reflects potential 2009 Adjusted EBITDA of $200 million.*
(3) *Other includes Capital Leases and outstanding revolver balances at the Partnership Parks.*
(4) *Includes $287.5 million in liquidation preference of PIERS, plus accrued, but unpaid dividends through 1Q 2009 net of issuance costs. The Company announced beginning in May 2008 that dividends payable to the PIERS would be accrued rather than paid in cash.*

Houlihan Lokey | 18

Restructuring Overview

Restructuring Timeline In a “last ditch” effort to provide potential value to all stakeholders, the Company commences an out-of-court offer to exchange the SFI Notes and PIERS into 85% and 10%, respectively, of Common Equity, with existing shareholders retaining 5% of the Common Equity. The Exchange Offer failed to meet the minimum tender threshold. Ultimately, however, based on performance trends, Partnership Parks “puts” and potential covenant issues, the Exchange Offer would not have been feasible (see next page). 4/17/09 During the Company’s 4Q 2008 earnings call, Six Flags publicly reiterates the need for a comprehensive restructuring and that discussions have begun in earnest with certain Noteholders. 3/16/09 Houlihan Lokey conducts due diligence and preliminary conversations with bondholders regarding an out-of-court restructuring. December 2008/ January 2009 Given concerns regarding the feasibility of an exchange of the SFI Notes, Six Flags initiates conversations with certain holders of the SFO Notes regarding potential in-court restructuring alternatives, in the event the out-of-court exchange offer is unsuccessful and/or financial performance and liquidity deteriorates. March 2009 Six Flags management and its advisors meet with significant holders of the outstanding SFI Notes to discuss a potential out-of-court restructuring that would exchange approximately $868.3 million of SFI Notes and approximately $313.51 million of PIERS into 85% and 10%, respectively, of the Common Equity, with existing shareholders retaining 5% of the Common Equity. January / February 2009 Timeline of Events Leading to Chapter 11 Six Flags engages restructuring professionals to assist in evaluating potential restructuring alternatives. Publicly acknowledges during 3Q 2008 earnings call that the Company is exploring options to comprehensively address its Balance Sheet challenges. November 2008 Events Date Represents full claim amount of outstanding PIERS

Restructuring Timeline Six Flags files for Chapter 11. 6/13/09 Company receives proposal from largest holder of the SFO Notes to backstop a Rights Offering to address liquidity concerns. Company engages in negotiations over amount and terms. Amount of commitment ultimately reduced less than a week before expiration of the 30-day grace period for a bond interest payment, leaving covenant and liquidity issues unresolved. 5/28/09 The Company begins discussions with the Administrative Agent (J.P. Morgan) under the senior secured credit facility regarding a potential restructuring alternative that will address covenant, liquidity and feasibility issues. Late May 2009 Company reaches agreement with the Administrative Agent and the Bank Steering Committee of Lenders on Restructuring Term Sheet and enters into Lock-up agreements with holders of approximately 50% of the Senior Secured Credit Facility. 6/13/09 Based on early group sales, sponsorship and licensing revenues, the impact of swine flu on the Mexico and Texas parks and Partnership Parks “puts”, the Company begins re-assessing its 2009 financial forecast and long term projections. The results of this analysis raise concerns over future liquidity needs, potential covenant breaches and feasibility of implementing a restructuring premised on equitizing the SFO Notes and SFI Notes and reinstating the senior secured credit facility. May 2009 Time Warner commits to provide a loan for approximately $52.5 million to enable Six Flags to fund the 2009 Partnership Park “put” obligations. May 2009 Annual Partnership Park “put” obligations finalized at approximately $66 million, which significantly exceeded historical “put” amounts and placed further pressure on liquidity. 4/28/09 Timeline of Events Leading to Chapter 11 (continued) Events Date

Restructuring Overview Premier International Holdings Inc. Chapter 11 Case The Company is seeking expedited approval of a pre-negotiated reorganization plan (the “Plan”) that is supported by the Lenders’ Steering Committee and the Administrative Agent under the Company’s $1.1 billion Senior Secured Credit Facility. The Plan would de-leverage Six Flags’ balance sheet by more than $1.8 billion and would eliminate more than $300 million in mandatory redeemable PIERS obligations. The term sheet agreement reached with the Steering Committee and the Administrative Agent contemplates a capital structure for Six Flags upon emergence that would be comprised of a $600 million term loan and a $150 million revolver (undrawn at closing). Six Flags currently is not pursuing a DIP facility and plans to use existing cash and cash generated from operations to finance itself as debtor in possession. In 2008, approximately 119.2% of the Company’s Adjusted EBITDA was generated between June and October.

Six Flags, Inc.

Proposed Recoveries & Capitalization

Overview of the Plan

- Under the terms of the Plan, senior secured lenders would receive a ratable share of a new $600 million term loan and approximately 92% of the equity in the reorganized Company.
- Bondholders would receive the remaining 8% of equity in the reorganized Company.
  - $400 million of Six Flags Operations Notes due 2016 ("SFO Notes") would receive 7% of the reorganized equity.
  - Approximately $868 million of SFI Notes would receive the remaining 1% of the reorganized equity.
- General unsecured and trade claims at the SFTP and park level are expected to remain unimpaired.
- Existing preferred and common equity holders would receive no recovery.

Pre-Petition & Post-Petition Pro forma Capitalization

($ in millions)	Pro forma Debt as of 3/31/2009	Adjustments	Exit Capital Structure	Recovery
Six Flags Theme Parks Inc.				
New $150.0mm Revolver	$0.0	$0.0	$0.0	
$275.0mm Revolver[(1)]	275.0	(126.4)	148.6	Ratable share of new $600mm term loan and 92% of the reorganized equity
$850.0mm Term Loan Facility	835.1	(383.8)	451.4	
Total Secured Debt	**$1,110.1**	**($510.1)**	**$600.0**	
Six Flags Operations Inc.				
12.25% Senior Notes	$412.8	($412.8)	$0.0	7% of reorganized equity
Six Flags, Inc.				
8.875% Senior Notes	$131.0	($131.0)	$0.0	1% of reorganized equity
9.75% Senior Notes	142.4	(142.4)	0.0	
9.625% Senior Notes	314.5	(314.5)	0.0	
4.5% Convertible Notes	213.9	(213.9)	0.0	
Time Warner Debt	52.5	0.0	52.5	
Other (capital leases and Partnership Park Revolvers)	19.5	0.0	19.5	
Total Debt	**$2,396.8**	**($1,724.7)**	**$672.1**	
PIERS Preferred Stock	$307.9	($307.9)	$0.0	
Debt including PIERS	**$2,704.7**	**($2,032.6)**	**$672.1**	

(1) For purposes of this analysis, letters of credit are assumed to be cash collateralized.

HOULIHAN LOKEY 23

Exit Financing Capital Structure upon Emergence According to the Plan, the Company contemplates emerging from Chapter 11 with a $600 million term loan and a $150 million (undrawn) revolving credit facility. The $600 million term loan would be provided on a pro rata basis by the current senior lenders on the following terms: 5 year maturity. Interest at LIBOR + 7.0%, with a 2.5% floor (1.5% of the 7.0% interest spread over LIBOR may be paid in kind (“PIK”) at the Company’s option for the first two years after the Effective Date). Call protection of 103.0% during the first year, 101.5% during the second year, and 100.0% thereafter. A four-year $150 million credit facility (the “New Revolver”) is contemplated as part of the Plan. A carve-out has been provided for unsecured debt to fund Partnership Park “puts” of up to $150 million.

Six Flags, Inc.

In-Court Restructuring

First Day Motions	
Motion	**Status**
Motion of the Debtors and Debtors in Possession for an Order Directing the Joint Administration of their Bankruptcy Cases.	Final Approval
Motion of the Debtors and Debtors In Possession for Authorization to (A) Maintain Certain Customer Programs and (B) Honor or Pay Related Prepetition Obligations to their Customers.	Final Approval
Motion of the Debtors and Debtors in Possession for Interim and Final Orders Authorizing the Payment of Certain Prepetition Claims of Critical Vendors.	Interim Approval
Motion for Order Under 11 U.S.C. §§ 345, 363, 1107 and 1108 Authorizing (I) Continued Use of Existing (A) Cash Management System, (B) Bank Accounts, (C) Business Forms, and (D) Deposit and Investment Guidelines, (II) Continuation of Intercompany Transactions with Non-Debtor Affiliates, and (III) According Administrative Status to All Postpetition Intercompany Claims.	Interim Approval
Motion of the Debtors and Debtors in Possession for an Order Confirming the Administrative Expense Priority Status of the Debtors' Undisputed Obligations for the Pospetition Delivery of Goods and Services and Authorizing Payment of Section 503(B)(9) Claims in the Ordinary Course, and Authorizing Payment to the Debtors Licensees.	Interim Approval
Motion of Debtors and Debtors in Possession for Entry of Interim and Final Orders Under Section 105(A) of the Bankruptcy Code (I) Establishing PACA and PASA Trust Claim Procedures and (II) Authorizing Payment of Valid PACA and PASA Trust Claims.	Interim Approval
Motion of Debtors and Debtors in Possession for Authorization to Pay Certain Prepetition Taxes.	Final Approval
Motion of the Debtors and Debtors in Possession for Authorization to: (I) Make Installment Payments Under Prepetition Insurance Premium Finance Agreements; (II) Continue Prepetition Insurance Programs in the Ordinary Course of Business; and (III) Pay All Prepetition Obligations in Respect Thereof.	Final Approval
Motion of the Debtors and Debtors in Possession for Entry of Interim and Final Orders Establishing Adequate Assurance Procedures with Respect to their Utility Providers Pursuant to Section 366 of the Bankruptcy Code.	Interim Approval
Debtors' Motion Pursuant to Sections 105(a) and 362 of the Bankruptcy Code for Interim and Final Orders Approving Nunc Pro Tunc to the Petition Date Restrictions on Certain Transfers of Interests in the Debtors' Estates and Establishing Notification Procedures Relating Thereto.	Interim Approval
Motion of Debtors and Debtors in Possession for Authorization to Pay Prepetition Employee Wages, Benefits, Business Expenses, and Related Items.	Final Approval
Motion of Debtors and Debtors in Possession for an Order Appointing Kurtzman Carson Consultants LLC as Claims, Noticing and Balloting Agent, and Approving the Form and Manner of Notice of Section 341 Meeting.	Interim Approval
Motion of the Debtors and Debtors in Possession for an Order Authorizing the Debtors and Debtors in Possession to Pay Prepetiton Warehousemen, and Other Lien Claimants and for Related Relief.	Interim Approval
Motion of the Debtors and Debtors in Possession for Entry of Orders (I) Authorizing the Use Of Lenders' Cash Collateral, (II) Granting Adequate Protection Pursuant to 11 U.S.C. §§ 361 and 363 and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(B).	Interim Approval

HOULIHAN LOKEY 25

Plan Support Agreement Plan Support Agreement On June 13, 2009, the Company entered into a Plan Support Agreement with certain lenders holding approximately 50% of the outstanding senior secured credit facility (the “Participating Lenders”). Pursuant to the Plan Support Agreement, the Participating Lenders agreed to support the proposed financial restructuring subject to certain terms and conditions including achieving the following milestones by the specified dates: Bankruptcy Court enters the final Cash Collateral Order July 15, 2009 File a Qualified Plan and the Disclosure Statement August 15, 2009 Bankruptcy Court approves the Disclosure Statement October 15, 2009 Bankruptcy Court enters a Confirmation Order December 31, 2009 Consummation of a Qualified Plan February 15, 2010